Exhibit 99.1

FOR IMMEDIATE RELEASE

ARI ANNOUNCES FISCAL 2010 RESULTS

Company posts continued growth despite market conditions

Milwaukee, Wis., October 29, 2010 – ARI (OTCBB:ARIS), a leading provider of technology-enabled services that help dealers, distributors and manufacturers in selected vertical markets enhance revenue and reduce costs, today reported results for its fiscal year ended July 31, 2010.

Full Year Fiscal 2010 Highlights

Revenues increased 22% to $21.5 million for fiscal 2010, compared to $17.6 million for fiscal 2009.

Operating income decreased to $505,000 for fiscal 2010, compared to $1.1 million for fiscal 2009.

Net income increased to $777,000 or $0.10 per share for fiscal 2010, compared to $424,000 or $0.06 per share for fiscal 2009.

Fourth Quarter Fiscal 2010 Highlights

Revenues increased 2% to $5.4 million for the three months ended July 31, 2010, compared to $5.3 million for the same period last year.

Operating income decreased to a loss of $753,000 for the three months ended July 31, 2010, compared to operating income of $224,000 for the same period last year.

Net income increased to $413,000, or $0.05 per share, for the three months ended July 31, 2010, compared to a net loss of $114,000, or $0.02 per share, for the same period last year.

Operations Review

"Despite the challenges presented by the economy, we posted continued revenue growth in fiscal 2010.  This was primarily the result of our April 2009 acquisition of Channel Blade Technologies, but we also showed 2% growth on a pro forma basis, as the legacy ARI product suite continued to gain in both new sales and revenues," said Roy W. Olivier, President and Chief Executive Officer of ARI.  “Our growth continued in spite of increased customer attrition, commonly referred to as churn, which was driven chiefly by dealer bankruptcies and discontinuations of individual manufacturers’ lines.  While we are certainly not in control of those factors, the deeper understanding of our customers’ needs and value drivers obtained from our extensive investigation into the reasons behind the increased churn should enable us to reduce it in the future through the delivery of even greater value.”

“On the cost side, a key focus for management this past year has been the integration of the Channel Blade operations into ARI,” Olivier continued.  “While work remains to finalize the consolidation of our technology platforms, much of the integration efforts are now behind us.  And as part of our ongoing efforts to refine our organization and business processes to drive increased profitability, we undertook a workforce reduction and business improvement initiative toward the end of the year and divested our F&I operations,” he added.  The Company recorded a restructuring charge of $437,000 in its fiscal fourth quarter related to the business improvement initiative, consisting of severance costs and the write down of software product costs related to non-strategic assets.  The divested dealer financing and insurance business, ARI F&I Services LLC, has been classified as a discontinued operation.

“Channel Blade integration costs and the restructuring charges did cause our operating income to decline in fiscal 2010, as compared to fiscal 2009,” stated Brian E. Dearing, Chairman and Interim Chief Financial Officer.  “However, going forward, we believe that the combination of having largely completed the integration of Channel Blade, the business improvement and restructuring, and the divestiture of the F&I business will lead to significant increases in profitability.  In fact, our expectations for growth and profitability in the future were part of the evaluation of our deferred tax assets, which resulted in a booking a tax benefit reflecting an increase in the amount of net operating loss carry-forwards we expect to be able to use in the future.” added Dearing.

“Our strategy for the coming year extends the three themes on which we were focused last year,” Olivier stated.  “First, we will continue to deepen our relationships with our current customer base, which we believe will drive organic growth through innovative new services that deliver even more value to our customers.  Second, partly as a result of what we learn from those deep customer relationships, we will continually enhance our core service offerings to generate new sales as well as to reduce customer churn.  Third, we will relentlessly and perpetually refine our organization and business processes to drive innovation and efficiency, thereby driving increasing and sustainable profitability in the future.”

For additional information please refer to ARI’s annual report on Form 10-K for the fiscal year ended July 31, 2010, filed with the SEC on October 29, 2010.

About ARI

ARI (OTCBB:ARIS) is a leading provider of technology‐enabled services that help dealers, distributors and manufacturers worldwide enhance revenues and reduce costs.  We deliver our services, which include electronic parts catalogs, websites, and lead management solutions, to approximately 18,000 equipment dealers, 125 manufacturers, and 150 distributors in more than 100 countries worldwide.  Our dealer, manufacturer, and distributor customers are focused in about a dozen vertical markets, with a core emphasis on outdoor power, power sports (including motorcycles), marine, recreation vehicles, and appliances.  For more information on ARI, please visit the Company's website at www.arinet.com.

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Third Quarter Earnings Conference Call

ARI’s fiscal 2010 earnings release conference call is scheduled for Friday, October 29, 2010 at 4:30 PM U.S. eastern time.  To participate in the conference call, please dial-in at least five minutes prior to the start time at 888.450.4823 or 719.785.5674 and enter the pass code 721489.

A replay of this conference call will be available at the investor relations portion of ARI’s website after 8:00 PM eastern time on November 1st.

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning. Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows. The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements. Such risks and uncertainties include those factors described in Part 1A of the Company’s annual report on Form 10-K for fiscal year ended July 31, 2010, filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:

Angela Salsman;

ARI Network Services, Inc.

Tel: (414) 973-4331;

Fax: (414) 973-4620

Email: salsman@arinet.com

[more]

ARI Network Services, Inc.

Consolidated Balance Sheet

(Dollars in Thousands, Except per Share Data)

	July 31	July 31
	2010	2009
Current assets:
Cash and cash equivalents	$ 938	$ 650
Trade receivables, less allowance for doubtful accounts of $565
and $410 at July 31, 2010 and 2009, respectively	1,359	1,352
Work in process	133	156
Prepaid expenses and other	481	321
Deferred income taxes	2,600	2,544
Total current assets	5,511	5,023
Equipment and leasehold improvements:
Computer equipment	1,883	1,827
Leasehold improvements	506	463
Furniture and equipment	1,970	2,479
	4,359	4,769
Less accumulated depreciation and amortization	2,433	2,827
Net equipment and leasehold improvements	1,926	1,942
Capitalized software product costs
Amounts capitalized for software product costs	15,919	14,886
Less accumulated amortization	13,524	12,489
Net capitalized software product costs	2,395	2,397
Deferred income taxes	1,616	110
Other long term assets	63	59
Other intangible assets	2,827	3,637
Goodwill	5,439	5,439
Total assets	$ 19,777	$ 18,607

ARI Network Services, Inc.

Consolidated Balance Sheet

(Dollars in Thousands, Except per Share Data)

	July 31	July 31
	2010	2009
Current liabilities:
Current borrowings on line of credit	$ 1,025	$ 500
Current portion of notes payable	-	117
Accounts payable	490	788
Deferred revenue	5,270	5,523
Accrued payroll and related liabilities	1,322	1,421
Accrued taxes	60	82
Other accrued liabilities	844	729
Current portion of capital lease obligations	192	109
Total current liabilities	9,203	9,269
Non-current liabilities:
Notes payable	5,000	5,000
Long-term portion of accrued compensation	17	36
Capital lease obligations	338	115
Total non-current liabilities	5,355	5,151
Total liabilities	14,558	14,420

Shareholders' equity:
Cumulative preferred stock, par value $.001 per share,
1,000,000 shares authorized; 0 shares issued and outstanding
at July 31, 2010 and 2009, respectively	-	-
Junior preferred stock, par value $.001 per share, 100,000
shares authorized; 0 shares issued and outstanding
at July 31, 2010 and 2009, respectively	-	-
Common stock, par value $.001 per share, 25,000,000 shares
authorized; 7,768,921 and 7,693,510 shares issued and outstanding
at July 31, 2010 and 2009, respectively	8	8
Common stock warrants and options	983	816
Additional paid-in-capital	95,748	95,681
Accumulated deficit	(91,507)	(92,284)
Other accumulated comprehensive loss	(13)	(34)
Total shareholders' equity	5,219	4,187
Total liabilities and shareholders' equity	$ 19,777	$ 18,607

ARI Network Services, Inc.

Consolidated Statements of Income

(Dollars in Thousands, Except per Share Data)

	2010	2009
Net revenue	$ 21,484	$ 17,560
Cost of revenue	4,353	3,400
Gross profit	17,131	14,160
Operating expenses:
Sales and marketing	4,786	3,419
Customer operations and support	3,469	2,785
Software development and technical support (net of
capitalized software product costs)	1,415	1,534
General and administrative	4,879	4,212
Restructuring	437	-
Depreciation and amortization (exclusive of
amortization of software product costs included in
cost of revenue)	1,640	1,101
Net operating expenses	16,626	13,051
Operating income	505	1,109
Other income (expense):
Interest expense	(649)	(214)
Other, net	19	(7)
Total other income (expense)	(630)	(221)
Income (loss) from continuing operations before
provision for income tax	(125)	888
Income tax benefit (expense)	1,294	(123)
Income from continuing operations	1,169	765
Discontinued operations, net of tax	(392)	(341)
Net income	$ 777	$ 424

Income from continuing operations per common share:
Basic	$ 0.15	$ 0.11
Diluted	$ 0.15	$ 0.11

Net income per common share:
Basic	$0.10	$0.06
Diluted	$0.10	$0.06